PRESS RELEASE OF FSB BANCORP, INC.

   April 30, 2019

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES QUARTERLY RESULTS

Fairport, New York, April 30, 2019: FSB Bancorp, Inc. (the "Company") (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the "Bank"), reported net income of $9,000, or $0.00 per basic and diluted earnings per share, for the quarter ended March 31, 2019 compared to net income of $74,000, or $0.04 per basic and diluted earnings per share, for the quarter ended March 31, 2018.  The Company's net interest margin for the quarter ended March 31, 2019 decreased 20 basis points to 2.68% from 2.88% for the quarter ended March 31, 2018.  The decrease in net interest margin was due to an increase in interest expense as a percentage of interest-earnings assets of 39 basis points to 1.52% for the quarter ended March 31, 2019 from 1.13% for the quarter ended March 31, 2018.  The decrease in net interest margin was also due to increases in the average balances and the average costs of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 19 basis points to 4.20% for the quarter ended March 31, 2019 from 4.01% for the quarter ended March 31, 2018.  In addition, the average balance of interest-earning assets increased due to increases in average balances and average yields on our total overall loan portfolio. The reason for the increase was primarily due to upward repricing for investments and adjustable rate loans in addition to higher interest rates on new fixed-rate residential mortgage loans in a rising interest rate environment.

The decrease in net income of $65,000 for the first quarter of 2019 compared to the first quarter of 2018 resulted from decreases in other income of $274,000 and net interest income of $47,000, partially offset by decreases in other expense of $240,000 and provision for income taxes of $16,000.  The decrease in other income of $274,000 was primarily attributable to decreases in realized gains on sales of loans and mortgage fee income due to lower volume of mortgage loan originations and mortgage loan sales in the first quarter of 2019 compared to the first quarter of 2018.  The decrease in net interest income of $47,000 was largely due to an increase in the average balances and average cost of our interest-bearing liabilities, primarily certificates of deposit and FHLB borrowings, partially offset by higher average balances and average yields on our overall loan portfolio quarter over quarter.  The decrease in other expense of $240,000 was primarily due to decreases in salaries and employee benefits of $165,000 and other miscellaneous expenses of $39,000.  The decrease in salaries and employee benefits was primarily attributable to a decrease in commission expense due to lower volume of residential and commercial loan originations in the first quarter of 2019 compared to the first quarter of 2018.  Other miscellaneous expenses decreased primarily due to a $25,000 decrease in legal fees in the first quarter of 2019 compared to the first quarter of 2018.  The provision for income taxes decreased due to lower income before income taxes when comparing the quarters ended March 31, 2019 and March 31, 2018.

At March 31, 2019, the Company had $326.6 million in consolidated assets, a decrease of $1.6 million, or 0.5%, from $328.3 million at December 31, 2018. Net loans receivable decreased $1.5 million, or 0.5%, to $280.3 million at March 31, 2019 from $281.7 million at December 31, 2018. The Bank continues to focus on loan production as we look to primarily grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our strong credit quality and strict underwriting standards.  The Bank originated $10.0 million of residential mortgage loans for the quarter ended March 31, 2019 compared to $18.2 million for the quarter ended March 31, 2018. The Bank sold $7.5 million of mortgage loans in the secondary market during the quarter ended March 31, 2019 compared to $12.0 million during the quarter ended March 31, 2018 as a balance sheet management strategy to reduce interest-rate risk.  The Bank sold these loans at a gain of $170,000 which was recorded in other income for the quarter ended March 31, 2019 compared to $301,000 for the quarter ended March 31, 2018.  At March 31, 2019, the Bank was servicing $121.0 million in residential mortgage loans sold to Freddie Mac and will realize servicing income on these loans as long as they remain outstanding. At March 31, 2019, the Bank had $339,000 in loans held for sale, comprised of one- to four-family residential fixed rate conventional and VA mortgage loans originated and closed by the Bank in the first quarter of 2019 that have been committed for sale in the secondary market, and will be delivered and sold in the second quarter of 2019. Investment securities decreased by $503,000, or 2.1%, to $23.9 million at March 31, 2019 from $24.4 million at December 31, 2018 due to calls and principal repayments. Premises and equipment increased by $2.3 million, or 82.5%, to $5.0 million at March 31, 2019 from $2.7 million at December 31, 2018 primarily due to the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) on January 1, 2019 which requires recognition of lease liabilities and right of use assets associated with lease agreements.  Total deposits increased $2.8 million, or 1.3%, to $225.4 million at March 31, 2019 from $222.6 million at December 31, 2018.  FHLB borrowings decreased $6.4 million, or 9.0%, to $65.4 million at March 31, 2019 from $71.8 million at December 31, 2018. Long-term borrowings decreased $184,000, or 0.3%, to $57.9 million at March 31, 2019 from $58.1 million at December 31, 2018 due to $6.2 million in principal repayments on our amortizing advances and maturities partially offset by $6.0 million in new advances.  Short-term borrowings decreased $6.3 million, or 45.5%, to $7.5 million at March 31, 2019 compared to $13.8 million at December 31, 2018.  Total stockholders' equity increased $170,000, or 0.5%, to $31.7 million at March 31, 2019 from $31.5 million at December 31, 2018.  The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares.  As of March 31, 2019, the Company had repurchased 72,127 shares at an average price of $15.31 per share.  At March 31, 2019, the Bank was considered well capitalized, the highest standard and capital rating, as defined by the Bank's regulators.

At March 31, 2019, the Bank had one non-performing commercial real estate loan for $248,000, one non-performing residential mortgage loan for $55,000, and one non-performing commercial and industrial loan for $45,000 and at December 31, 2018, the Bank had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000. We recorded a $75,000 provision for loan losses for the quarters ended March 31, 2019 and 2018.  The allowance for loan losses was $1.6 million, or 0.58%, of loans outstanding at March 31, 2019 compared to $1.6 million, or 0.55%, of loans outstanding at December 31, 2018.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York; Irondequoit, New York; Webster, New York; and Perinton, New York. The Company also has three mortgage origination offices located in Pittsford, New York; Watertown, New York; and Cheektowaga, New York. The Company's principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.  The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly-owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
March 31, 2019 and December 31, 2018
(Dollars in thousands, except per share data)
                                                                                                           (Unaudited)
	March 31, 2019	December 31, 2018

Assets	$326,627	$328,269
Cash and Cash Equivalents	6,267	6,291
Investment Securities	23,880	24,383
Loans Held for Sale	339	2,133
Net Loans Receivable	280,251	281,741
Deposits	225,403	222,615
Borrowings	65,392	71,826
Total Stockholders' Equity	31,683	31,513
Book Value per Share[1]	$17.08	$17.07
Stockholders' Equity to Total Assets	9.70%	9.60%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months Ended March 31, 2019 and March 31, 2018
 (Dollars and shares in thousands except per share data)
                                                                                                                                                     (Unaudited)
	For the Three Months Ended March 31,
	2019	2018

Interest and Dividend Income	$3,300	$2,996
Interest Expense	1,195	844
Net Interest Income	2,105	2,152
Provision for Loan Losses	75	75
Net Interest Income after Provision for Loan Losses	2,030	2,077
Other Income	394	668
Other Expense	2,413	2,653
Income Before Income Taxes	11	92
Provision for Income Taxes	2	18
Net Income	$9	$74
Basic and Diluted Earnings per Common Share[1]	$0.00	$0.04
Average Basic Shares Outstanding [1]	1,855	1,842
Average Diluted Shares Outstanding[1]	1,861	1,848

1The Company's book value and common equity ratio computations did not include shares of common stock held by the Company's ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at March 31, 2019 and 2018 were 29,511 and 33,319, respectively.

The above information is preliminary and based on the Company's data available at the time of presentation.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months Ended March 31, 2019 and March 31, 2018

                                                                                                                                                                                                                    (Unaudited)
	For the Three Months Ended March 31,
	2019	2018

Return on Average Assets	0.01%	0.10%
Return on Average Equity	0.11%	0.95%
Net Interest Margin	2.68%	2.88%
Average Yield on Interest-Earning Assets	4.20%	4.01%
Interest Expense as a Percentage of Interest-Earning Assets	1.52%	1.13%

The above information is preliminary and based on the Company's data available at the time of presentation.